EXHIBIT 99

Contact:	Layne Christensen Company Jerry W. Fanska Vice President-Finance 913-677-6858 www. laynechristensen.com

WEDNESDAY, MARCH 30, 2005

LAYNE CHRISTENSEN REPORTS FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

•	Net income from continuing operations for the year was $0.77 per share versus $0.19 per share last year.

•	Total revenues increased 26.2% for the year to $343.5 million, up across all divisions.

•	Mineral exploration earnings were up over 300% from prior year on a 52.9% increase in revenues.

•	Energy Division continues to expand coalbed methane reserves in the mid-continent basin.

Financial Data	Quarter Ended		%	Year Ended		%
(in 000’s, except per share data)	1/31/05	1/31/04	Change	1/31/05	1/31/04	Change

Net revenues
—Water resources	$53,417	$42,438	25.9	$198,475	$169,631	17.0
—Mineral exploration	26,609	18,973	40.2	104,299	68,218	52.9
—Geoconstruction	7,122	10,012	(28.9)	34,636	31,285	10.7
—Energy	2,439	835	192.1	6,052	2,919	107.3
Gross profit	23,866	18,870	26.5	93,218	75,591	23.3
Net income from continuing operations	1,173	1,052	11.5	9,967	2,361	322.2
Net income	1,171	1,941	(39.7)	9,754	2,651	267.9
Diluted EPS from continuing operations	0.09	0.08	12.5	0.77	0.19	305.3
Diluted EPS	0.09	0.15	(40.0)	0.75	0.21	257.1

“Fiscal 2005 was a very good year for all of Layne Christensen’s businesses. We experienced a steadily improving municipal spending environment that positively impacted our Water Resources Division. Mineral exploration spending for both gold and base metals jumped significantly, positively impacting both rig utilization and pricing. In our Geoconstruction Division, we had the best mix of work we have seen in some years. Layne Energy, which is our newest business, substantially increased their coalbed methane gas production and reserves during a year in which natural gas pricing remained robust. About the only sizable negative impacts were the expenses associated with Sarbanes-Oxley and difficult weather conditions in certain areas of the U.S. in the fourth quarter. Fortunately, with the positive factors influencing our businesses and the earnings balance the company currently enjoys, we were still able to produce some excellent results.” —
Andrew B. Schmitt, President and Chief Executive Officer

-more-

MISSION WOODS, KANSAS, March 30, 2005 – Layne Christensen Company (Nasdaq: LAYN), today announced net income for the fiscal year ended January 31, 2005 of $9,754,000, or $0.75 per diluted share, compared to net income of $2,651,000, or $0.21 per diluted share last year. From continuing operations, the Company earned $0.77 per diluted share compared to $0.19 per diluted share last year.

“Fiscal 2005 was a very good year for all of Layne Christensen’s businesses,” said Andrew B. Schmitt, President and Chief Executive Officer. “We experienced a steadily improving municipal spending environment that positively impacted our Water Resources Division. Mineral exploration spending for both gold and base metals jumped significantly, positively impacting both rig utilization and pricing. In our Geoconstruction Division, we had the best mix of work we have seen in some years. Layne Energy, which is our newest business, substantially increased their coalbed methane gas production and reserves during a year in which natural gas pricing remained robust. About the only sizable negative impacts were the expenses associated with Sarbanes-Oxley and difficult weather conditions in certain areas of the U.S. in the fourth quarter. Fortunately, with the positive factors influencing our businesses and the earnings balance the company currently enjoys, we were still able to produce some excellent results.”

Revenues for fiscal 2005 increased $71,409,000, or 26.2%, to $343,462,000 compared to $272,053,000 for fiscal 2004. The increase in revenues primarily resulted from increased activity in the Mineral Exploration and Water Resources Divisions. A further discussion of results of operations by division is presented below.

Gross profit as a percentage of revenues was 27.1% for fiscal 2005 compared to 27.8% for fiscal 2004. The decrease in gross profit percentage for the year was primarily attributable to pricing pressures in the Water Resources Division along with reduced margins associated with the promotion of certain new water treatment products. The decrease in the Water Resources Division margins was partially offset by increased margins in the Mineral Exploration Division due to increased drilling activity because of higher gold and base metal prices.

Selling, general and administrative expenses increased to $60,214,000 for fiscal 2005 compared to $53,920,000 for fiscal 2004 (17.5% and 19.8% of revenues, respectively). The dollar increase for the year was primarily related to incremental costs of approximately $2,200,000 associated with the implementation of Sarbanes-Oxley requirements, increased incentive compensation costs as a result of the Company’s increased profitability and increased expenses associated with the Company’s coalbed methane (“CBM”) development efforts.

Depreciation, depletion and amortization increased to $14,441,000 for fiscal 2005 compared to $11,877,000 for fiscal 2004. The increase was the result of increased depletion associated with the expansion of the Company’s CBM operations, increased depreciation from new asset additions in the Mineral Exploration Division due to increased demand and in the Water Resources Division primarily from assets purchased in the previously announced Beylik acquisition.

Interest expense increased to $3,221,000 for fiscal 2005 compared to $2,604,000 for fiscal 2004. The increase was a result of an increase in the Company’s average borrowings during the year.

Other income included $1,220,000 for fiscal 2005 and $358,000 for fiscal 2004, which primarily related to gains on sales of property and equipment resulting from the Company’s efforts to monetize non-strategic assets.

Income tax expense of $9,215,000 related to continuing operations was recorded for fiscal 2005 (an effective rate of 48.0%), compared to $4,265,000 for the same period last year (an effective rate of 64.4%). The improvement in the effective rate was primarily attributable to improved earnings in international operations. The remaining difference in the effective rate versus the statutory federal rate was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

The fourth quarter of the Company’s fiscal year resulted in net income from continuing operations of $1,173,000, or $0.09 per diluted share, compared to $1,052,000, or $0.08 per diluted share in the prior year. Revenues for the quarter increased $17,329,000, or 24.0%, to $89,587,000 from $72,258,000 in the prior year. The increase in gross profit from increased revenues during the quarter was offset by increased selling, general and administrative expenses primarily related to Sarbanes-Oxley compliance, additional incentive related expenses and additional depreciation from assets acquired in the Beylik transaction. Included in the fourth quarter last year was additional earnings of $889,000, or $0.07 per share, related to a gain on the sale of discontinued operations, net of operating losses.

Water Resources Division (in thousands)

	Year ended January 31,
	2005	2004
Revenues	$198,475	$169,631
Income from continuing operations before income taxes	23,311	18,927

Water resources revenues increased 17.0% to $198,475,000 for the year ended January 31, 2005, from $169,631,000 for the year ended January 31, 2004. The increase in revenues was attributable to the increased infrastructure needs as a result of population expansion in metropolitan areas, primarily the western United States, improvements in municipal spending in certain regions and the results of the Company’s water treatment initiatives.

Income from continuing operations for the Water Resources Division increased 23.2% to $23,311,000 for the year ended January 31, 2005, compared to $18,927,000 last year. The increase in income from continuing operations was primarily the combination of increased gross profit associated with the volume increase in revenues and essentially flat selling, general and administrative expenses.

Mineral Exploration Division (in thousands)

	Year ended January 31,
	2005	2004
Revenues	$104,299	$68,218
Income from continuing operations before income taxes	11,741	2,753

Mineral exploration revenues increased 52.9% to $104,299,000 for the year ended January 31, 2005, compared to revenues of $68,218,000 for the year ended January 31, 2004. The increase in revenues was primarily the result of increased exploration activity in the Company’s markets due to higher gold and base metal prices.

Income from continuing operations for the Mineral Exploration Division was $11,741,000 for the year ended January 31, 2005, compared to income from continuing operations of $2,753,000 for the year ended January 31, 2004. The improved earnings in the division were primarily due to the increased activity levels noted above and increased earnings by the Company’s Latin American affiliates. Equity earnings from the Latin American affiliates were $2,764,000 for fiscal 2005 and $1,442,000 for fiscal 2004. The improvements in earnings were partially offset by increased incentive compensation costs and additional depreciation on new asset additions.

Geoconstruction Division (in thousands)

	Year ended January 31,
	2005	2004
Revenues	$34,636	$31,285
Income from continuing operations before income taxes	2,324	2,079

Geoconstruction revenues increased 10.7% to $34,636,000 for the year ended January 31, 2005, compared to $31,285,000 for the year ended January 31, 2004. The increase in revenues was primarily attributable to certain larger than normal private sector projects.

The Geoconstruction Division’s income from continuing operations increased 11.8% to $2,324,000 in 2005 compared to $2,079,000 in the prior year. The increase in income from continuing operations was attributable to improved profit margins from the larger private sector projects noted above.

Energy Division (in thousands)

	Year ended January 31,
	2005	2004
Revenues	$6,052	$2,919
Loss from continuing operations before income taxes	(2,072)	(1,528)

Energy Division revenues increased 107.3% to $6,052,000 for the year ended January 31, 2005, compared to revenues of $2,919,000 for the year ended January 31, 2004. The increase in revenues resulted from increased production from the Company’s CBM projects in the mid-continent region of the United States.

The division had a loss from continuing operations of $2,072,000 for the year ended January 31, 2005, compared to a loss from continuing operations of $1,528,000 for the year ended January 31, 2004. The increased loss for the division was the result of increased expenses related to the Company’s development of CBM properties. The loss for the current year was partially offset by a gain on the sale of well fracturing equipment of approximately $906,000.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $12,884,000 and $10,681,000 for the years ended January 31, 2005 and 2004, respectively. The increase in unallocated corporate expenses was primarily the result of increased costs associated with the Sarbanes-Oxley implementation requirements and higher travel expenses.

Outlook

“As we enter fiscal 2006, there are a number of opportunities still in front of us,” Schmitt said. “In Water Resources, we expect to see a larger contribution in revenue and earnings due to the inroads we are making in the water treatment market. Mineral exploration drilling activity should stay strong with both gold and base metals demand continuing to be driven by U.S. and Asian consumption. In Layne Energy, we have our greatest opportunity to improve year-over-year earnings and expand our reserves at lower finding and development costs. Although we have had to deal with harsh weather in parts of the U.S. and still high Sarbanes-Oxley expenses in the first quarter, we remain very optimistic about the new year. Water, minerals and energy markets are a pretty good place to be right now and Layne Christensen is one of a very few companies that participates in all three.”

Summary of Operating Segment Reconciliation Data

	2005	2004
Revenues
Water resources	$198,475	$169,631
Mineral exploration	104,299	68,218
Geoconstruction	34,636	31,285
Energy	6,052	2,919

Total revenues	$343,462	$272,053

Income (loss) from continuing operations
before income taxes Water resources	$23,311	$18,927
Mineral exploration	11,741	2,753
Geoconstruction	2,324	2,079
Energy	(2,072)	(1,528)
Unallocated corporate expenses	(12,884)	(10,681)
Debt extinguishment costs	—	(2,320)
Interest	(3,221)	(2,604)

Total income from continuing operations before income taxes	$19,199	$6,626

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward- looking statements can often be identified by the use of forward-looking terminology, such as “should,” “will,” “will be,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months		Year Ended
	Ended January 31,		January 31,
	2005	2004	2005	2004
Revenues	$89,587	$72,258	$343,462	$272,053
Cost of revenues (exclusive of depreciation shown below)	65,721	53,388	250,244	196,462

Gross profit	23,866	18,870	93,218	75,591
Selling, general and administrative expenses	16,770	13,230	60,214	53,920
Depreciation, depletion and amortization	4,326	3,080	14,441	11,877
Other income (expense):
Equity in earnings of affiliates	499	675	2,637	1,398
Interest	(964)	(686)	(3,221)	(2,604)
Debt extinguishment costs	—	—	—	(2,320)
Other, net	(15)	(85)	1,220	358

Income from continuing operations before income taxes	2,290	2,464	19,199	6,626
Income tax expense	1,099	1,412	9,215	4,265
Minority interest	(18)	—	(17)	—

Net income from continuing operations before discontinued operations	1,173	1,052	9,967	2,361
Loss from discontinued operations, net of income taxes	(2)	(820)	(213)	(1,456)
Gain on sale of discontinued operations, net of income taxes	—	1,709	—	1,746

Net income	$1,171	$1,941	$9,754	$2,651

Diluted net income per share from continuing operations	$0.09	$0.08	$0.77	$0.19

Diluted net income per share	$0.09	$0.15	$0.75	$0.21

	Year Ended
	January 31,
	2005	2004
Balance Sheet Data:
Total assets	$248,364	$217,327
Total debt	60,000	42,000
Stockholders’ equity	104,279	93,685